U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
               30(f) of the Investment Company Act of 1940


1.  Name and address:

   Redman,               Melvin                     C.
   (Last)               (First)                 (Middle)

 P.O. Box 674, 1403 N.W. "K" Street
                 (Street)

 Bentonville,            AR                     72712
   (City)               (State)                 (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year):  4/17/97



3.  IRS or Soc. Sec. Number of Reporting Person (Voluntary): ###-##-####



4.  Issuer Name and Ticker or Trading Symbol:  Noodle Kidoodle, Inc. -NKID



5.  Relationship of Reporting Person to Issuer (Check all applicable)

        X  Director                  10% Owner

           Officer                   Other (specify below)
           (give title
            below)


6.  If Amendment, Date of Original (Month/Day/Year)

                        Table I - Non-Derivative Securities Beneficially Owned


1.  Title of              2. Amount of           3. Ownership Form:         4. Nature of
   Security                 Securities             Direct (D) or              Indirect
   (Instr. 4)               Beneficially           Indirect (I)               Beneficial
                            Owned (Instr. 4)       (Instr. 5)                 Ownership




   None                      0







Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly, (Print or Type Responses)


TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of       2. Date Exercisable    3. Title and      4. Conversion      5. Ownership   6. Nature of
   Derivative        and Expiration         Amount of         or Exercise        Form of        Indirect
   Security          Date (Month/Day/       Securities        Price of           Derivative     Beneficial
   (Instr. 4)        Year)                  Underlying        Derivative         Security:      Ownership
                                            Derivative        Security           Direct (D)     (Instr. 5)
                     Date   Expira-         Security                             or Indirect
                     Exer-  tion            (Instr. 4)                           (I)
                     cis-   Date                                                 (Instr. 5)
                     (*)                     Title   Amount
                                                     of Num-
                                                     ber of
                                                     Shares


   Non-Qualified                            Common   5,000    3.0625             D
   Stock Option      4/17/97  4/17/02       Stock















Explanation of Responses:


* 4/17/98  2,500 Shares
  4/17/99  2,500 Shares


                                      /s/Melvin C. Redman             4/28/98
                                      Signature of Reporting Person     Date